Exhibit 99.1 (b) 1
GAAP
CONSOLIDATED STATEMENTS OF INCOME
NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

	Three Months Ended
	May 31, 2002	May 31, 2001
Revenues:
Information management	$40,173	$37,190
Network services and systems	54,331	46,927
Divested businesses	—	4,322

	94,504	88,439

Operating expenses:
Cost of service	47,588	43,464
Sales, general and administrative	19,369	20,468
Depreciation and amortization	5,948	9,163

	72,905	73,095

Operating income	21,599	15,344

Other income (expense):
Interest and other income	639	624
Interest and other expense	(2,537)	(2,348)
Valuation adjustment in Medscape investment	—	(6,953)
Minority interest in losses	183	413

	(1,715)	(8,264)

Income before income taxes and equity in losses of affiliated companies:
Information management	7,753	5,045
Network services and systems	12,131	9,174
Other	—	(7,139)

	19,884	7,080

Provision for income taxes	7,157	2,725

Income before equity in losses of affiliated companies	12,727	4,355
Equity in losses of affiliated companies, net of income taxes	(314)	(299)

Net income	$12,413	$4,056

Basic earnings per share:	$0.36	$0.12

Shares	34,260	33,970
Diluted earnings per share:	$0.35	$0.11

Shares	39,331	35,368